Exhibit 10.8

EXECUTIVE SERVICE AGREEMENT

AGREEMENT (this “Agreement”) made this 17th day of September, 2003, by and between LEMAITRE VASCULAR, INC., f/k/a Vascutech, Inc., a Delaware corporation with a principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (“LeMaitre”), successor-in-interest to Vascutech, Inc., a Massachusetts corporation, and PETER GEBAUER an individual residing at Am Waldfeld 17, Bad Soden, Germany (“Executive”).

WHEREAS, Executive is President – International of LeMaitre and Geschaftsfuhrer of LeMaitre Vascular GmbH, a wholly-owned subsidiary of LeMaitre (“LV GmbH”);

WHEREAS, LeMaitre and Executive are currently party to an Employment Agreement dated June 2, 1997 (as has been amended from time to time by way of amendments and side–letters, the “Employment Agreement”);

WHEREAS, LeMaitre wishes to continue to retain Executive as its President – International and to serve as Geschaftsfuhrer of LV GmbH and Executive wishes to continue to make his skills, knowledge and experience available to LeMaitre and LV GmbH in said capacities; and

WHEREAS, both LeMaitre and Executive wish to enter into a new series of agreements with respect to new terms and conditions of Executive’s service to LeMaitre and LV GmbH.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LeMaitre and Executive hereby agree as follows:

Section 1. Status; Duties; Compensation.

1.1 At-Will Status. The Executive acknowledges and agrees that Executive’s relationship with LeMaitre is “at-will”, and that no term of this Agreement or other arrangement with the Company, including without limitation bonus arrangements, stock option or other incentive arrangements, shall be construed to impose any minimum or fixed term of service.

1.2 Duties.

(a) Capacity. Executive shall serve LeMaitre as President – International of LeMaitre and Geschaftsfuhrer of LV GmbH and shall assume and perform those duties set forth on Exhibit A attached hereto and made a part hereof. In addition, the Executive shall have such other executive and managerial responsibilities and duties as may be assigned to him hereafter from time to time by LeMaitre. Executive will report directly to the President and Chief Executive Officer of LeMaitre.

(b) Location. Executive shall primarily perform his duties hereunder from the location of the headquarters of LV GmbH, currently in Bad Soden,

Germany, or at such other location, including LeMaitre’s principal offices in Burlington, Massachusetts, as LeMaitre may direct from time to time.

(c) Schedule. Executive shall serve LeMaitre on a full-time basis. Executive’s working schedule shall correspond with the requirements of his position.

(d) Exclusivity. Without limiting the generality of the foregoing, while Executive renders services to LeMaitre or LV GmbH in any capacity, Executive shall not, without the prior written approval of LeMaitre, render services of a business, professional or commercial nature for compensation to any other entity or person.

1.3 Compensation and Benefits. For so long as Executive serves LeMaitre in a full-time capacity, as compensation for the services to be rendered during such period and the other obligations undertaken by Executive hereunder, Executive shall be entitled to the following compensation:

(a) Salary. LeMaitre shall pay to Executive in equal installments, payable in accordance with LeMaitre’s normal payroll procedures, a minimum base salary at the rate of one hundred ninety-five thousand ($195,000) per year (the “Base Salary”), or such greater amount as may be determined by LeMaitre, in its sole discretion, upon an annual review of Executive’s performance.

(b) Split Pay. LeMaitre shall apportion payment obligations due hereunder between LeMaitre and LV GmbH as appropriate in the sole opinion of LeMaitre, and all references herein to payments by LeMaitre to Executive shall be deemed to be references to payments by LeMaitre or LV GmbH. Executive may elect to receive split pay as allowed by applicable law in the sole opinion of LeMaitre. If LeMaitre determines that applicable laws do not permit at least twenty (20%) percent of the amounts due Executive hereunder to be paid by LeMaitre rather than LV GmbH, then LeMaitre agrees to pursue commercially reasonable efforts to loan Executive an amount such that, on an after-tax basis, Executive has received such amount as Executive would have received had applicable laws permitted twenty (20%) percent of the amounts due Executive hereunder to be paid by LeMaitre rather than LV GmbH, the amount of which loan, if not yet repaid by Executive, shall be set-off from the next “Tax Equalization Payment” (defined below). Executive understands and acknowledges that any loans from LeMaitre to Executive are currently subject to the prior approval of Brown Brothers Harriman & Co. and that additional third-party approvals may be required.

(c) Exchange Rate. Payment of any amounts made to Executive under this Agreement in the currency of the European Union shall be received at a fixed exchange rate of one dollar and twelve cents per euro retroactively from May 16, 2003 through December 31, 2003, which fixed exchange rate shall thereafter be adjusted on January 1 of each subsequent year to equal the median of the buy and sell prices of the euro as published in the Wall Street Journal on the last business day of the foregoing year. If the currency of the European Union shall cease to be available or accepted where Executive resides, then the applicable local currency may be substituted at a fixed exchange rate equal to the median of the buy and sell prices of such local currency as published in the Wall Street Journal on the last business day prior to the inapplicability of the currency of the European Union, which exchange rate shall be adjusted annually in the foregoing manner.

(d) Retroactive Salary. LeMaitre and Executive intend for the increase to the Base Salary described in Section 1.3(a) to apply retroactively from May 16, 2003. Accordingly, within 30 days of execution of this Agreement, LeMaitre shall pay to Executive a lump sum equal to the difference between the Base Salary and Executive’s annual minimum base salary immediately prior to the execution of this Agreement, pro-rated for the number of days between May 16, 2003 and the date hereof.

(e) Relocation. If Executive’s service is terminated with or without cause by LeMaitre or the Executive, or if LeMaitre shall relocate Executive to the Continental United States of America, LeMaitre shall reimburse Executive for the actual costs that Executive and his family reasonably incur in relocating to anywhere in the Continental United States of America; provided, however, that in any event and under any circumstances, the obligation of LeMaitre to reimburse the Executive for such expenses for relocation to the Continental United States of America shall in no event, and under no circumstances, exceed the sum of Seventy-Four Thousand Eight Hundred ($74,800.00) Dollars; provided, however, that LeMaitre shall have no obligation to reimburse any expenses paid directly or reimbursed by any third party, including, without limitation, a new employer of Executive. Any reimbursement of relocation expenses as provided for herein shall be contingent upon Executive’s submission of such appropriate receipts and other documentation as LeMaitre may reasonably request. Prior to incurring any such relocation expenses, Executive shall inform LeMaitre in detail of the anticipated relocation expenses, and LeMaitre may, at its option, make direct payment of any such relocation expenses in lieu of reimbursing Executive for such expenses.

(f) One-Time Cost-of-Living Benefits. As an incentive to execute this Agreement, LeMaitre shall provide Executive with the following benefits, which shall be provided to Executive once only and shall in no event be recurring:

(i) Within ten (10) days of the execution hereof, LeMaitre shall reimburse Executive for the cost of Eric Gebauer’s school tuition for the 2003-2004 scholastic year, contingent upon Executive’s submission of such appropriate receipts and other documentation as LeMaitre may reasonably request, provided, however, that such reimbursement shall in no event exceed sixteen thousand two hundred fifty euro (€16.250). Such reimbursement shall be accompanied by an additional tax “gross-up” payment such that Executive has been fully-reimbursed for such tuition on an after-tax basis, which shall be calculated by the Controller of LV GmbH subject to the prior approval of the President of LeMaitre.

(ii) Within ten (10) days of the execution hereof, LeMaitre shall pay to Executive a twelve thousand euro (€12.000) housing differential bonus.

(g) Expenses. LeMaitre shall reimburse Executive for reasonable and necessary travel and entertainment expenses in connection with his service hereunder and in accordance with the policies of LeMaitre in effect from time to time and upon Executive timely submitting such expenses for reimbursement and providing LeMaitre with such documentation substantiating such expenses as LeMaitre may reasonably require from time to time.

(h) Vacation. Executive shall be entitled to twenty-five (25) days of paid vacation during each year that Executive is primarily based in Europe, and twenty (20) days of paid vacation during each year that Executive is primarily based outside of Europe, in each case such paid vacation to be earned and accrued in accordance with LeMaitre’s vacation policy in effect from time to time.

(i) 401K. If and to the extent that Executive is permitted to elect split pay in accordance with Section 1(b), Executive shall be entitled to participate in LeMaitre’s 401K plan upon the same terms and conditions as all employees of LeMaitre are entitled to participate under said plan. Executive’s participation in the plan and all benefits to be received by Executive thereunder shall be solely governed by and construed in accordance with the terms and conditions of the applicable plan. Executive shall not be eligible to participate in any retirement savings plan available to employees of LV GmbH.

(j) Prevailing Laws. All benefits and work schedule requirements shall be subject to applicable laws prevailing in the locality in which Executive resides.

(k) Bonuses.

(i) On January 30, 2004, LV GmbH shall pay Executive the sum of eleven thousand seven hundred eighty-one euro and eighty-two cent (€11.781,82), regardless of whether Executive is then employed or engaged by LeMaitre, which represents the payment of a previously earned performance bonus for the period January 1, 2003 through May 15, 2003. The provisions of Section 1.3(b) do not apply to this payment.

(ii) If Executive is employed or engaged by LeMaitre in a full time capacity on December 31, 2003, Executive shall be eligible to receive a further performance bonus payment on January 30, 2004 based upon achievement of certain sales, operating income and operating profit criteria set forth in LeMaitre’s 2003 strategic plan, as amended by LeMaitre from time to time. The total performance bonus for which

Executive shall be eligible shall be fifty-five thousand dollars ($55,000), but shall be pro-rated for the period commencing May 16, 2003 and ending December 31, 2003, resulting in a maximum performance bonus of thirty-four thousand three hundred seventy-five dollars ($34,375).

(iii) Commencing in 2004, and subject to the final sentence of this paragraph, Executive shall be eligible to earn an annual incentive bonus, as LeMaitre shall determine from time to time, based upon achievement in the prior year of tangible, pre-determined milestones, sales levels, net income levels and other success measures as may be designated by LeMaitre from time to time (the total amount for which Executive shall be eligible to earn, based on the achievement of such expectation levels, the “Performance Bonus”). LeMaitre shall determine the expectation levels from time to time, in consultation with the Executive. Approximately twenty (20%) percent of the Performance Bonus shall relate to the worldwide consolidated results of LeMaitre and the remainder shall relate to the results of LV GmbH. The Performance Bonus shall equal approximately twenty-two (22%) percent of the sum of (a) the then-current Base Salary plus (b) the Performance Bonus. The earned portion of the Performance Bonus shall vest as due and payable to Executive on December 31 of a given year if, and only if, Executive is then employed or engaged by LeMaitre in a full-time capacity, and shall be paid to Executive on or about January 31 of the following year.

(l) Additional Bonus. In the event of (i) a sale of all or substantially all of the assets of LeMaitre, (ii) a sale of all or substantially all of the stock of LeMaitre, or (iii) an initial public offering of the stock of LeMaitre, provided that this Service Agreement is in full force and effect and that Executive is then employed or engaged by LeMaitre in a full-time capacity, LeMaitre shall pay to Executive a one-time lump sum bonus in an amount equal to the purchase price payable by Executive to LeMaitre for all then vested and exercisable stock options granted to Executive by LeMaitre on June 2, 1997 under LeMaitre’s 1997 Stock Option Plan. For the avoidance of doubt, this bonus shall not apply to any other stock incentive granted to Executive.

(m) Tax Equalization Payment. For such time as Executive’s service is based in Germany, LeMaitre shall pay Executive a Tax Equalization Payment. The “Tax Equalization Payment” shall equal, for any calendar year, an amount on an after-tax basis equal to the difference between (i) the income taxes that Executive is actually required to pay in Germany on account of amounts paid to Executive by LV GmbH under Sections 1.3(a), 1.3(d), 1.3(k)(i), and 1.3(k)(ii) hereof in to the prior year (but not any other amounts due Executive hereunder or otherwise), after giving effect to split pay, and (ii) the amount that Executive would otherwise be required to pay on account of such amounts from that year had Executive been resident and working solely in Massachusetts during that year. The amount of the Tax Equalization Payment shall be determined prior to June 30 of each year based upon the calculation set forth on Exhibit B hereto by both an accountant selected by LeMaitre and an accountant selected by Executive. If LeMaitre’s accountant and Executive’s accountant are unable to agree upon the amount of the Tax Equalization Payment, then LeMaitre and Executive shall cause their accountants to jointly select a third accountant to determine the amount of Tax Equalization Payment prior to June 30 of that year, which amount shall not be greater than the amount determined by Executive’s accountant or less than the amount determined by LeMaitre’s accountant. LeMaitre shall pay Executive the Tax Equalization Payment in four equal quarterly installments. LeMaitre and Executive agree that the Tax Equalization Payment to be paid commencing in 2003 shall equal thirty-eight thousand euro (€38.000), but shall be pro-rated for the period commencing May 16, 2003 and ending December 31, 2003, resulting in a Tax Equalization Payment of twenty-three thousand seven hundred fifty euro (€23.750).

Section 2. Executive Obligations.

Following the execution of this Agreement, LeMaitre and Executive intend to enter an Executive Obligations Agreement in the form attached hereto as Exhibit C (the “Executive Obligations Agreement”). Notwithstanding anything to the contrary contained herein, including, without limitation, Section 3.1(e) and Section 3.1(f)(ii) hereof, this Agreement shall terminate without any liability to LeMaitre if Executive has not delivered a duly executed Executive Obligations Agreement within 30 days of the date hereof.

Section 3. Termination of Agreement.

3.1 Right to Terminate.

(a) Death. This Agreement shall terminate immediately upon Executive’s death.

(b) Disability. In the event that Executive, because of accident, disability or physical or mental illness, is incapable of performing his duties hereunder, unless otherwise prohibited by applicable law, LeMaitre shall have the right to terminate Executive’s service hereunder upon thirty (30) days prior written notice to Executive. For purposes of this Section 3.1(b), Executive shall be deemed to have become incapable of performing his duties hereunder if he shall have been incapable of so doing for (i) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period; or (ii) periods amounting in the aggregate to ninety (90) days within any one period of three hundred sixty-five (365) days and remains so incapable at the end of such aggregate period of ninety (90) days.

(c) Breach of Agreement. In the event that Executive breaches in any material respect, or fails to comply in any material respect with, any of the provisions of this Agreement or the Executive Obligations Agreement, LeMaitre shall, upon ten (10) days prior written notice to Executive specifying the nature of such breach or failure to comply, have the right to terminate this Agreement and

Executive’s service hereunder, (i) if Executive fails to cure such breach or failure to comply, if curable, within ten (10) days after the giving of such notice; and (ii) upon the expiration of such ten (10) day period if such breach or failure to comply cannot be cured.

(d) Cause. LeMaitre shall have the right to terminate Executive’s service hereunder for cause immediately without prior notice to Executive. The term “cause” shall mean (i) Executive’s willful failure or refusal to comply with reasonable explicit directives of LeMaitre or to render the services reasonably required herein; or (ii) misappropriation of any business opportunity; or (iii) dishonesty, fraud, embezzlement or misappropriation of funds involving assets of the Company, its customers, suppliers, or any of their affiliates; or (iv) indictment or charge of Executive by applicable governmental authorities with, or being convicted of, any criminal offense which materially affects Executive’s ability to perform his duties hereunder or the reputation of LeMaitre; or (v) the willful and repeated breach or habitual neglect by Executive of his duties under this Agreement or his duties as an executive of LeMaitre; or (vi) Executive engaging in any intentional acts or making intentional statements which reflect adversely upon LeMaitre, its affiliates or subsidiaries or their business, and which materially harm LeMaitre, its affiliates or subsidiaries or their business.

(e) Other. LeMaitre shall have the right, in its sole discretion, to terminate Executive’s service hereunder for any other reason not specified in this Section 3.1 upon ten (10) days prior written notice to Executive; provided, however, that in the event that LeMaitre shall terminate Executive’s service pursuant to this Section 3.1(e), LeMaitre shall pay a lump sum severance payment to Executive equal to ninety-thousand dollars ($90,000). If Executive is terminated pursuant to this Section 3.1(e) following the sale of all or substantially all of LeMaitre’s assets to an unrelated company, then the lump sum severance payment shall instead equal Executive’s then-current Base Salary. The payment of such lump sum severance payment by LeMaitre to Executive shall be subject to and contingent upon Executive executing and delivering to LeMaitre a full and complete release of any and all claims, demands, and liabilities relating to this Executive Service Agreement and Executive’s service to LeMaitre and/or the termination thereof, such release to be in such form as shall be designated by LeMaitre. In the event that Executive fails or refuses to execute such release within thirty (30) days of the effective date of Executive’s termination by LeMaitre under this Section 3.1(e), then the obligation of LeMaitre hereunder to make any lump sum severance payment shall be null and void and of no further force and effect. LeMaitre shall pay the lump sum severance payment to Executive no later than thirty (30) days from the execution and delivery of such release.

(f) Rights and Obligations of Executive Upon Termination.

(i) Upon the termination of Executive’s service pursuant to Sections 3.1(a), (b), (c), (d) or (e) of this Agreement, except as specified in

Sections 1.3(d), 1.3(e), 1.3(f), 1.3(k)(i), 3.1(e) and 3.1(f)(ii), LeMaitre shall not have any further obligation to Executive under this Agreement except to distribute to Executive his Base Salary due pursuant to Section 1.3(a) hereof (and accrued vacation pay) up to the date of termination.

(ii) Upon the termination of Executive’s service pursuant to this Section 3.1 or otherwise, and regardless of the reason for or manner of termination, in addition to, and not in lieu of any other benefits to which Executive may be entitled hereunder, LeMaitre shall pay to Executive a one-time lump supplemental sum severance payment in an amount equal to the purchase price payable by Executive to LeMaitre for all then vested and exercisable stock options granted to Executive by LeMaitre on June 2, 1997 under LeMaitre’s 1997 Stock Option Plan. For the avoidance of doubt, this section shall not apply to any other stock incentive granted to Executive.

(iii) Upon the termination of this Agreement and Executive’s service hereunder, whether voluntary or involuntary, and regardless of the reason for or manner of termination, all of the obligations of Executive under the Executive Obligations Agreement shall survive or terminate as provided therein.

Section 4. Miscellaneous.

4.1 Amendment. This Agreement may be amended only by a writing duly executed by the parties hereto.

4.2 Entire Agreement; Effect on Other Agreements. This Agreement, the Executive Obligations Agreement, one or more stock option agreements providing Executive with the conditional opportunity to purchase up to 92,500 shares of LeMaitre’s Common Stock, and any other agreements expressly referred to herein and therein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof. This Agreement shall supercede and replace the Employment Agreement in its entirety. The Executive Obligations Agreement shall supercede and replace that certain Employee Confidentiality and Non-Compete Agreement, between LeMaitre and Executive, dated as of June 3, 1997, in its entirety. The Employment Agreement is hereby terminated. For the avoidance of doubt, the following agreements shall continue in full force and effect: (i) that certain Nonqualified Stock Option to Purchase Shares of Common Stock Under the Vascutech, Inc. 1997 Stock Option Plan, between LeMaitre and Executive, dated as of June 2, 1997, as amended; and (ii) that certain Restricted Stock Agreement, between LeMaitre and Executive, dated as of June 2, 1997.

4.3 Notice. For purposes of this Agreement, notices and communications provided or permitted to be given hereunder shall be deemed to have been given when (i) made by telex, telecopy or facsimile transmission; or (ii) sent by overnight courier or mailed by United

States registered or certified mail, return receipt requested, postage prepaid to the parties at their addresses set forth above, or at such other addresses as either may designate in writing as aforesaid from time to time.

4.4 Assignment. This Agreement is personal as to Executive and shall not be assignable by Executive. Notwithstanding the forgoing sentence and for the avoidance of doubt, upon Executive’s death LeMaitre shall pay any amounts then owed to Executive under this Agreement, if any, to Executive’s estate. LeMaitre may assign its rights under this Agreement to any person, firm, corporation, or other entity which may acquire all or substantially all of the business which is now or hereafter conducted by LeMaitre or which may require substantially all of the assets of LeMaitre or with or into which LeMaitre may be consolidated or merged, provided, that any such assignment shall be subject to the express terms and conditions hereof. Notwithstanding the forgoing, all amounts owed to Executive under this Agreement at the time of Executive’s death shall be paid to Executive’s estate.

4.5 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

4.6 Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provisions shall, without further action by the parties, be automatically amended to affect the original purpose and intent of the invalid, ineffective and unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

4.7 Waiver. The failure of LeMaitre to insist upon strict adherence to any term of this Agreement on any occasion shall not be construed as a waiver of or deprive LeMaitre of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver by LeMaitre must be in writing and signed by a duly authorized representative of LeMaitre other than Executive.

4.8 Headings. The headings of this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

4.10 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than LeMaitre and Executive any rights or remedies under, or by reason of, this Agreement.

4.11 Income Tax Reporting. As a condition to Executive’s entitlement to all amounts to be paid hereunder, Executive shall report salary, reimbursements of personal expenses, any bonuses, and any other amounts paid to Executive (other than reimbursement of actually incurred business expenses) as earned income for federal, state or local income tax purposes in accordance with applicable law in the U.S. and Germany.

4.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their heirs, personal representatives, successors and permitted assigns.

IN WITNESS WHEREOF, LeMaitre Vascular, Inc. has caused this Agreement to be duly executed and delivered, and Executive has duly executed and delivered this Agreement, as of the date first above written, the parties intending this document to take effect as a sealed instrument.

LeMaitre:		Executive:

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre	/s/ Peter Gebauer
	George W. LeMaitre	Peter Gebauer
President and Chief Executive Officer

EXHIBIT A

Duties

Executive shall act as LeMaitre’s President - International. Executive shall be responsible for all aspects of the Company’s operations and business in Europe, the Middle East, Africa, South America and the Pacific Rim/Asia, including all revenues and expenses. Executive shall be responsible for the transaction of business with, and sales of products to, LeMaitre’s distributors and/or hospital customers in the aforementioned territories and such other territories as may be designated by LeMaitre from time to time. Executive shall also be responsible for marketing and development of new business opportunities in all of the aforementioned territories. In addition to the foregoing, Executive shall provide such assistance and sales and marketing efforts in all other territories in which LeMaitre conducts business as may be directed by LeMaitre from time to time. The foregoing is not to be deemed or construed as an exclusive statement of Executive’s duties, and, in accordance with the provisions of the Executive Service Agreement, Executive shall perform such other executive and managerial responsibilities and duties as may be assigned to him from time to time by LeMaitre.

EXHIBIT B

Calculation of Tax Equalization Payment

1.	Determine Total Eligible Compensation:

Total Eligible Compensation = LV GmbH Base Salary (Section 1.3(a)) of €174.107+ LV GmbH Performance Bonus (Section 1.3(k)(ii)) of €11.781,82

(For 2004 Tax Equalization Payment, also include retroactive base salary (Section 1.3(d)) and previously earned 2003 bonus (Section 1.3(k)(i)).)

2.	Accountants determine Actual German Tax (in euros) owed by Executive on the Total Eligible Compensation. In determining Actual German Tax on the Total Eligible Compensation, accountants shall take into consideration all amounts paid to Executive by LeMaitre (e.g. with respect to applicable tax percentages).

3.	Accountants determine Hypothetical U.S. Tax (in dollars) on the Total Eligible Compensation, which shall include federal income tax, Massachusetts state income tax, social security tax, and Medicare tax. In determining Hypothetical U.S. Tax on the Total Eligible Compensation, accountants shall take into consideration all amounts paid to Executive by LeMaitre (e.g. with respect to applicable tax brackets and FICA limits), and shall assume Executive has a $350,000 mortgage with 5% interest coupons and annual real estate taxes of $5,000.

4.	Convert Hypothetical U.S. Tax from dollars to euros based on then-current fixed exchange rate provided for in Section 1.3(c).

5.	Determine Tax Differential:

Tax Differential = Actual German Tax (in euros) - Hypothetical U.S. Tax (in euros)

6.	Accountants calculate “Grossed-Up” Tax Differential making the following assumptions:

a.	Base Salary remains constant;

b.	Performance Bonus targets are achieved at “plan” level; and

c.	Executive’s tax deductions remain unchanged from previous actual U.S. and Germany tax returns.

7.	Tax Equalization Payment = Grossed-Up Tax Differential

FIRST AMENDMENT TO EXECUTIVE SERVICE AGREEMENT

WHEREAS, LEMAITRE VASCULAR, INC., a Delaware corporation with a principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (“LeMaitre”), and PETER GEBAUER, an individual residing at Am Waldfeld 17, Bad Soden, Germany (“Executive”), are party to an Executive Service Agreement dated September 17, 2003 (the “Agreement”); and

WHEREAS, LeMaitre and Executive each desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as of November ___ 2003, LeMaitre and Executive hereby agree as follows:

Section 1. Amendment. Section 1.3 of the Agreement is hereby amended by the addition of new Sections 1.3(n) and 1.3(o) immediately following Section 1.3(m) as follows:

“(n) Health Insurance. For such time as Executive is primarily based in Europe, LV GmbH shall continue the current practice of paying fifty percent (50%) of the costs of private health insurance for Executive, Executive’s spouse, and, if and to the extent required by German law, Executive’s children. (For the avoidance of doubt, German law currently requires that a child be covered by the parent’s insurance until the earlier to occur of: (i) the child’s twenty-fourth birthday; or (ii) the child obtaining a job that allows the child to earn a living.) If LeMaitre transfers Executive to the United States, the above benefit will cease, and Executive shall instead be eligible to participate in LeMaitre’s health insurance program on the same standard terms and conditions as are then available to LeMaitre employees.

(o) Company Car. Neither LeMaitre nor LV GmbH shall have any obligation to provide Executive with a company car or provide any alternative or related transportation benefit following the expiration of Executive’s current automobile lease in October, 2004.”

Section 2. Miscellaneous.

All terms and provisions of the Agreement, as amended hereby, remain in full force and effect and are hereby ratified and affirmed as of the date hereof. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This Amendment shall be construed in accordance with the laws (other than conflict of laws rules) of the Commonwealth of Massachusetts, United States of America.

IN WITNESS WHEREOF, LeMaitre Vascular, Inc. has caused this Amendment to be duly executed and delivered, and Executive has duly executed and delivered this Amendment, as of the date first above written.

LeMaitre:		Executive:

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre	/s/ Peter Gebauer
	George W. LeMaitre	Peter Gebauer
President and Chief Executive Officer